Exhibit 99.1

FOR RELEASE February 23, 2017

China Biologic Reports Financial Results

for the Fourth Quarter and Fiscal Year 2016

-- 4Q16 Total Sales Up 13.6% YoY to $77.6 Million and Net Income Up 19.0% YoY to $19.4 Million in USD terms, or

Total Sales Up 21.7% YoY and Non-GAAP Adjusted Net Income Up 40.7% YoY in RMB terms --

-- FY16 Total Sales Up 15.1% YoY to $341.2 Million and Net Income Up 17.8% YoY to $104.8 Million in USD terms, or

Total Sales Up 22.8% YoY and Non-GAAP Adjusted Net Income Up 35.1% YoY in RMB terms --

--Issue Forecast for FY17 --

BEIJING, China – February 23, 2017 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the fourth quarter and fiscal year of 2016.

Fourth Quarter 2016 Financial Highlights

•	Total sales in the fourth quarter of 2016 increased by 21.7% in RMB terms, or increased by 13.6% in USD terms to $77.6 million from $68.3 million in the same quarter of 2015.
•	Gross profit increased by 13.3% to $46.8 million from $41.3 million in the same quarter of 2015. Gross margin decreased to 60.3 % from 60.5% in the same quarter of 2015.
•	Income from operations increased by 2.7% to $23.2 million from $22.6 million in the same quarter of 2015. Operating margin decreased to 29.9% from 33.1% in the same quarter of 2015.
•	Net income attributable to the Company increased by 19.0% to $19.4 million from $16.3 million in the same quarter of 2015. Fully diluted net income per share increased to $0.69 from $0.59 in the same quarter of 2015.
•	Non-GAAP adjusted net income attributable to the Company increased by 40.7% in RMB terms, or 31.9% in USD terms, to $26.9 million from $20.4 million in the same quarter of 2015. Non-GAAP adjusted net income per share increased to $0.95 from $0.74 in the same quarter of 2015.

Fiscal Year 2016 Financial Highlights

•	Total sales in 2016 increased by 22.8% in RMB terms, or 15.1% in USD terms, to $341.2 million from $296.5 million in 2015.
•	Gross profit increased by 14.3% to $217.2 million from $190.0 million in 2015. Gross margin decreased to 63.6% in 2016 from 64.1% in 2015.
•	Income from operations increased by 8.6% to $144.0 million from $132.6 million in 2015. Operating margin decreased to 42.1% in 2016 from 44.7% in 2015.
•	Net income attributable to the Company increased by 17.8% to $104.8 million from $89.0 million in 2015. Fully diluted net income per share increased to $3.74 from $3.27 in 2015.
•	Non-GAAP adjusted net income attributable to the Company increased by 35.1% in RMB terms, or 26.7% in USD terms, to $126.8 million from $100.1 million in 2015. Fully diluted non-GAAP adjusted net income per share increased to $4.52 from $3.68 in 2015.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, "We are pleased to maintain strong year-over-year growth, despite the negative impact associated with RMB depreciation throughout 2016. We met our upwardly revised revenue and profit forecast from last quarter, supported by modest product price increases, optimization of our product portfolio mix, continued penetration into tier-one markets, greater financial contribution from Guizhou Taibang due to an increase in equity interest and from a stronger-than-expected minority interest contribution from our Xi’an Huitian facility.

We achieved a new milestone in 2016 as plasma collection volume surpassed one thousand metric tonnes for the first time through a combination of internal plasma collection and outsourced plasma growth, and we were pleased to broaden our presence in Shandong Province by receiving approvals to build new collection facilities in the province. We also achieved significant progress on the R&D front in 2016 and received CFDA approvals to commence clinical trials of three new products -- Human Coagulation Factor IX, Human Antithrombin III and Human Cytomegalovirus Immunoglobulin (pH4) for Intravenous Injection (“CMV IVIG”) products. Our new fractionation facility under development in Shandong province is expected to complete the GMP certificate inspection process and commence operation at the end of 2017. We are working diligently to stock sufficient inventory to ensure adequate product supply prior to the shutdown of the older facility, and our increased inventory position in the fourth quarter is reflective of such efforts.

Looking ahead, we expect to achieve healthy growth in 2017 even with factoring the impact of our plant transition in Shandong and continue to focus on key long-term operational growth strategies. We expect to achieve revenue growth of 13%-15% and adjusted net income growth of 18%-20% in RMB terms in 2017 over 2016.” concluded Mr. Gao.

Fourth Quarter 2016 Financial Performance

Total sales in the fourth quarter of 2016 increased by 21.7% in RMB terms, or increased by 13.6% in USD terms to $77.6 million from $68.3 million in the same quarter of 2015. The increase was primarily attributable to the sales volume increase in human albumin products and the sales price increase in human tetanus immunoglobulin products.

Cost of sales was $30.8 million in the fourth quarter of 2016, compared to $27.0 million in the same quarter of 2015. As a percentage of total sales, cost of sales was 39.7%, compared to 39.5% in the same quarter of 2015.

Gross profit increased by 13.3% to $46.8 million in the fourth quarter of 2016 from $41.3 million in the same quarter of 2015. Gross margin was 60.3% and 60.5% in the fourth quarter of 2016 and 2015, respectively.

Total operating expenses in the fourth quarter of 2016 increased by $4.9 million, or 26.2%, to $23.6 million from $18.7 million in the same quarter of 2015, including $1.7 million, $1.6 million, and $1.6 million increases in selling expenses, general and administrative expenses and research and development expenses, respectively. As a percentage of total sales, total operating expenses increased to 30.4% in the fourth quarter of 2016 from 27.4% in the same quarter of 2015.

Income from operations for the fourth quarter of 2016 increased by 2.7% to $23.2 million from $22.6 million in the same period of 2015. Operating margin decreased to 29.9% in the fourth quarter of 2016 from 33.1% in the same quarter of 2015.

Net income attributable to the Company increased by 19.0% to $19.4 million in the fourth quarter of 2016 from $16.3 million in the same quarter of 2015. Net margin increased to 25.0% from 23.9% in the same quarter of 2015. Fully diluted net income per share increased to $0.69 in the fourth quarter of 2016 from $0.59 in the same quarter of 2015.

Non-GAAP adjusted net income attributable to the Company increased by 40.7% in RMB terms, or 31.9% in USD terms, to $26.9 million in the fourth quarter of 2016 from $20.4 million in the same quarter of 2015. Non-GAAP net margin increased to 34.7% in the fourth quarter of 2016 from 29.9% in the same quarter of 2015. Non-GAAP adjusted net income per diluted share increased to $0.95 in the fourth quarter of 2016 from $0.74 in the same quarter of 2015.

Fiscal Year 2016 Financial Performance

Total sales in 2016 increased by 22.8% in RMB terms, or 15.1% in USD terms, to $341.2 million from $296.5 million in 2015. The increase in sales was primarily driven by the increases in sales volume of human albumin products, placenta polypeptide and human tetanus immunoglobulin products and the increase in sales price of human tetanus immunoglobulin products, partially offset by the decrease in sales volume of IVIG products.

During 2016, human albumin and IVIG products remained the Company’s two largest sales contributors, while the revenue contribution from the Company’s other products continued to grow. As a percentage of total sales, sales from human albumin products increased to 39.2% in 2016 compared to 37.6% in 2015, while sales from IVIG products decreased to 34.6%, compared to 42.2% in 2015, and sales from hyper-immune products increased to 11.8% of total sales, compared to 7.6% in 2015.

The sales volume of human albumin products increased by 26.2% due to enhanced production volume at Shandong Taibang and Guizhou Taibang as a result of increased plasma supply volume, while the sales volume of IVIG products decreased by 3.6% mainly due to the depletion of previously reserved IVIG pastes in 2015 and the allocation of more production to human tetanus immunoglobulin products, whose sales volume increased by 41.9% in 2016, as compared to 2015.

The average price for human albumin products, excluding foreign exchange impact, would have increased by 1.5% in RMB terms, or decreased by 4.9% in USD terms, in 2016 compared to 2015. The average price for IVIG products, excluding foreign exchange impact, would have increased by 4.2% in RMB terms, or decreased by 2.3% in USD terms, in 2016 compared to 2015.

Revenue from other plasma products including human coagulation factor VIII and human prothrombin complex concentrate increased by 68.0% in 2016, representing 5.0% of total sales, compared to 2015. Revenue from placenta polypeptide products increased by 18.4% in 2016, representing 9.4% of total sales, compared to 2015.

Cost of sales was $124.0 million in 2016, compared to $106.5 million in 2015. Cost of sales as a percentage of total sales was 36.4%, as compared to 35.9% in the same period of 2015. The increase in cost of sales as a percentage of total sales was mainly due to the higher concentration of outsourced raw plasma with higher cost, which was partially offset by the increase in the average sales price of certain plasma products and a more profitable product mix.

Gross profit increased by 14.3% to $217.2 million in 2016 from $190.0 million in 2015. Gross margin was 63.6% in 2016, compared to 64.1% in 2015.

Total operating expenses in 2016 increased 27.5% to $73.2 million from $57.4 million in 2015. As a percentage of total sales, total operating expenses increased to 21.5% for 2016 from 19.4% in 2015, mainly due to the increase in both selling expenses and general and administrative expenses.

Selling expenses in 2016 increased by 17.0% to $11.7 million from $10.0 million in 2015. As a percentage of total sales, selling expenses remained stable at 3.4% compared with 2015. The increase in selling expenses was in line with the sales growth in 2016 as compared to 2015.

General and administrative expenses in 2016 increased by 31.6% to $54.5 million from $41.4 million in 2015. As a percentage of total sales, general and administrative expenses were 16.0% and 14.0% in 2016 and 2015, respectively. The increase in general and administrative expenses was mainly due to a $12.3 million increase in share-based compensation expenses. Excluding the impact of share-based compensation expenses, non-GAAP general and administrative expenses would have been 8.8% and 9.9% as a percentage of total sales in 2016 and 2015, respectively.

Research and development expenses in 2016 were $7.0 million, or 2.1% of total sales, compared to $6.0 million, or 2.0% of total sales, in 2015. During 2016 and 2015, the Company received government grants totaling $0.8 million and $1.2 million, respectively, and recognized them as a reduction of research and development expenses. Excluding this impact, non-GAAP research and development expenses increased by $0.6 million in 2016 from 2015, and these non-GAAP expenses as a percentage of total sales decreased from 2.4% to 2.3%.

Income from operations in 2016 increased by 8.6% to $144.0 million from $132.6 million in 2015. Operating margin was 42.1% in 2016, compared to 44.7% in 2015.

Income tax expense in 2016 was $25.1 million, as compared to $21.0 million in 2015. The effective income tax rate was 16.3% and 15.5% for 2016 and 2015, respectively.

Net income attributable to the Company increased by 17.8% to $104.8 million for 2016 from $89.0 million in 2015. Net margin was 30.7% and 30.0% for 2016 and 2015, respectively. Fully diluted net income per share for 2016 increased to $3.74 from $3.27 for 2015.

Non-GAAP adjusted net income attributable to the Company increased by 35.1% in RMB terms, or 26.7% in USD terms, to $126.8 million for 2016 from $100.1 million in the same period of 2015. Non-GAAP net margin increased to 37.2% from 33.8% in 2015. Non-GAAP adjusted net income per diluted share increased to $4.52 for 2016 from $3.68 in 2015.

Non-GAAP adjusted net income and diluted earnings per share for 2016 exclude $22.0 million of non-cash employee share-based compensation expenses.

As of December 31, 2016, the Company had $183.8 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities for 2016 was $123.3 million, as compared to $109.4 million for 2015. The increase in net cash provided by operating activities was largely consistent with the improvements in the results of operations in 2016, as compared to the same period in 2015, partially offset by the increases in accounts receivable and inventories.

Accounts receivable increased by $11.0 million during 2016, as compared to $7.1 million in 2015. The accounts receivable turnover days for plasma products increased to 41 days during 2016 from 34 days in 2015. To enhance the business relationship with certain key customers, the Company granted longer credit term to certain qualified hospitals during 2016.

Inventories increased by $40.1 million in 2016, as compared to $32.1 million in 2015, mainly due to an increase in the inventory of outsourced raw plasma as well as the increase of finished goods in preparation for Shandong facility transition.

Net cash used in investing activities for 2016 was $52.5 million, as compared to $89.8 million for 2015. During 2016 and 2015, the Company paid $51.0 million and $52.3 million, respectively, for the acquisition of property, plant and equipment, intangible assets and land use rights for Shandong Taibang and Guizhou Taibang. During 2016 and 2015, the Company granted a loan of $12.3 million and $40.7 million, respectively, to our plasma outsourcing partner. In addition, the Company received a refund of $10.3 million from the local government of Guiyang with respect to deposits of land use rights in 2016.

Net cash used in financing activities for 2016 was $22.1 million, as compared to net cash of $51.6 million provided by financing activities for 2015. The net cash used in financing activities in 2016 mainly consisted of payment of $58.1 million to former minority shareholders of Guizhou Taibang in connection with their capital withdrawal from Guizhou Taibang and a dividend of $7.9 million paid to the minority shareholder by Shandong Taibang, partially offset by the maturity of a $37.8 million time deposit as a security for a bank loan which was fully repaid in June 2015 and the proceeds of $3.6 million from stock options exercised. The net cash provided by financing activities for 2015 mainly consisted of net proceeds of $80.6 million from a follow-on offering of the Company’s stock in June 2015, proceeds of $63.2 million from the maturity of deposit used as security for bank loans, proceeds of $15.8 million from a short-term bank loan, and proceeds of $7.7 million from stock options exercised, partially offset by the repayment of bank loans totaling $113.5 million and a dividend payment of $3.7 million held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang.

Financial Outlook

For the full year of 2017, factoring into the impact of approximately three months of production suspension at our Shandong facility in connection with plant transition, the Company expects total sales to grow 13% to 15% in RMB terms and non-GAAP adjusted net income to grow 18% to 20% in RMB terms over 2016 financial results.

This guidance does not factor in any potential foreign currency translation impact. Having previously adopted an exchange rate of approximately RMB6.63 = $1.00 based on weighted average quarterly exchange rates in 2016 in translating 2016 financial results, the Company expects that the total sales and non-GAAP adjusted net income in USD terms in 2017 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding potential acquisitions, and necessarily assumes no significant adverse product price changes during 2017. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am Eastern Time on Friday, February 24, 2017, which is 8:30 pm Beijing Time on February 24, 2017, to discuss its results for the fourth quarter and fiscal year 2016 and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference all through March 4, 2017. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10101712

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO) is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its majority owned subsidiary, Shandong Taibang Biological Products Co., Ltd., and its wholly owned subsidiary, Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi’an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

In addition, as the Company evaluates certain key items of its financial results on a local currency basis (i.e., in RMB) in addition to the reporting currency (i.e., in USD), this news release contains local currency information that eliminates the impact of fluctuations in foreign currency exchange rates. The Company believes that, given its operations primarily based in China, providing local currency information on such key items enhances the understanding of its financial results and evaluation of performance in comparison to prior periods. Changes in local currency percentages are calculated by comparing financial results denominated in RMB from period to period.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the positive impact on the Company’s earnings results driven by the acquisition of full ownership in Guizhou Taibang and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure to complete the clinical trials for new products, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for new collection facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2016	2015	2014
	USD	USD	USD
Sales	341,169,426	296,457,902	243,251,658
Cost of sales	124,034,448	106,482,626	80,025,375
Gross profit	217,134,978	189,975,276	163,226,283

Operating expenses
Selling expenses	11,679,242	9,973,449	10,707,409
General and administrative expenses	54,519,122	41,391,520	32,129,985
Research and development expenses	7,021,992	6,024,368	4,161,901
Provision for other receivables in respect of an employee housing development project	-	-	5,068,075
Income from operations	143,914,622	132,585,939	111,158,913

Other income (expenses)
Equity in income (loss) of an equity method investee	2,519,201	(1,311,278)	8,646,181
Interest income	7,815,780	5,551,105	6,644,886
Interest expense	(254,471)	(1,727,335)	(3,697,819)
Loss from disposal of a subsidiary	(75,891)	-	-
Total other income, net	10,004,619	2,512,492	11,593,248

Earnings before income tax expense	153,919,241	135,098,431	122,752,161

Income tax expense	25,125,820	20,992,913	26,639,527

Net income	128,793,421	114,105,518	96,112,634

Less: Net income attributable to noncontrolling interest	24,014,114	25,062,815	25,195,794

Net income attributable to China Biologic Products, Inc.	104,779,307	89,042,703	70,916,840

Net income per share of common stock:
Basic	3.79	3.40	2.85
Diluted	3.74	3.27	2.71
Weighted average shares used in computation:
Basic	26,848,445	25,599,153	24,427,196
Diluted	27,249,144	26,567,366	25,685,064

Net income	128,793,421	114,105,518	96,112,634

Other comprehensive loss
Foreign currency translation adjustment, net of nil income taxes	(31,303,262)	(24,368,360)	(1,918,715)

Comprehensive income	97,490,159	89,737,158	94,193,919

Less: Comprehensive income attributable to noncontrolling interest	19,026,592	20,698,249	24,798,384

Comprehensive income attributable to China Biologic Products, Inc.	78,463,567	69,038,909	69,395,535

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	183,765,533	144,937,893
Time deposits	-	38,032,593
Accounts receivable, net of allowance for doubtful accounts	33,918,796	25,144,969
Inventories	156,412,674	126,395,312
Prepayments and other current assets, net of allowance for doubtful accounts	18,275,717	24,545,597
Deposits related to land use rights, current portion	999,571	10,056,200
Total Current Assets	393,372,291	369,112,564

Property, plant and equipment, net	132,091,923	105,364,251
Land use rights, net	23,389,384	23,576,300
Equity method investment	10,614,755	8,718,133
Loan receivable	43,245,000	39,834,173
Other non-current assets	2,244,156	4,861,075
Total Assets	604,957,509	551,466,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	6,158,601	9,681,835
Other payables and accrued expenses	59,798,145	57,462,563
Income tax payable	7,484,366	4,510,986
Total Current Liabilities	73,441,112	71,655,384

Deferred income	3,755,648	4,525,867
Other liabilities	6,623,926	8,323,446
Total Liabilities	83,820,686	84,504,697

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
29,427,609 and 28,835,053 shares issued at December 31, 2016 and 2015, respectively;
27,172,905 and 26,580,349 shares outstanding at December 31, 2016 and 2015, respectively	2,943	2,884
Additional paid-in capital	105,459,610	105,079,845
Treasury stock: 2,254,704 shares at December 31, 2016 and 2015, respectively, at cost	(56,425,094)	(56,425,094)

Retained earnings	438,483,401	333,704,094
Accumulated other comprehensive loss	(25,320,271)	(18,605)
Total equity attributable to China Biologic Products, Inc.	462,200,589	382,343,124

Noncontrolling interest	58,936,234	84,618,675

Total Stockholders’ Equity	521,136,823	466,961,799

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	604,957,509	551,466,496

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2016	2015	2014
	USD	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	128,793,421	114,105,518	96,112,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,962,983	8,179,376	6,989,222
Amortization	775,053	854,364	758,232
Loss on sale of property, plant and equipment	293,098	3,024,830	172,032
Allowance (reversal) for doubtful accounts - accounts receivable, net	123,239	34,902	(24,462)
Allowance for doubtful accounts - other receivables and prepayments	65,341	788	5,068,075
Impairment for other non-current assets	1,225,200	-	-
Write-down of obsolete inventories	256,862	76,587	324,584
Deferred tax (benefit) expense	(3,006,541)	(170,345)	3,483,890
Share-based compensation	24,405,511	12,114,272	5,396,271
Equity in (income) loss of an equity method investee	(2,519,201)	1,311,278	(8,646,181)
Loss from disposal of a subsidiary	75,891	-	-
Excess tax benefits from share-based compensation arrangements	(2,613,831)	(1,518,702)	(1,611,399)
Change in operating assets and liabilities:
Accounts receivable	(10,971,773)	(7,146,311)	(2,191,118)
Prepayment and other current assets	1,946,800	879,165	(9,236,125)
Inventories	(40,077,384)	(32,095,328)	(13,418,971)
Accounts payable	2,966,885	5,348,896	405,071
Other payables and accrued expenses	4,221,669	6,734,988	4,472,691
Deferred income	(686,757)	(416,185)	(224,040)
Income tax payable	6,022,145	(1,926,093)	5,683,912
Net cash provided by operating activities	123,258,611	109,392,000	93,514,318

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(49,371,318)	(38,790,998)	(17,194,201)
Payment for intangible assets and land use rights	(1,635,891)	(13,500,526)	(4,677,358)
Refund of payments and deposits related to land use right	10,297,893	-	1,635,200
Proceeds upon maturity of time deposit	-	-	6,608,612
Proceeds from sale of property, plant and equipment and land use rights	393,019	827,020	220,135
Loans lent to a third party	(12,332,718)	(40,744,167)	-
Proceeds from disposal of a subsidiary	128,654	-	-
Receipt of government grants related to property and equipment	-	2,452,864	-
Net cash used in investing activities	(52,520,361)	(89,755,807)	(13,407,612)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	3,558,796	7,745,978	3,860,401
Payment for share repurchase	-	-	(70,000,000)
Proceeds from short-term bank loans	-	15,770,881	44,500,340
Repayment of short-term bank loans	-	(47,201,255)	(22,833,400)
Proceeds from long-term bank loans	-	-	70,000,000
Repayment of long-term bank loans	-	(66,300,000)	(33,700,000)
Payment for cash deposit as security for bank loans	-	-	(104,172,005)
Maturity of deposit as security for bank loans	37,756,405	63,152,258	30,370,670
Net proceeds from reissuance of treasury stock	-	80,583,959	33,212,518
Acquisition of noncontrolling interest	-	-	(86,830,499)
Excess tax benefits from share-based compensation arrangements	2,613,831	1,518,702	1,611,399
Dividend paid by subsidiaries to noncontrolling interest shareholders	(7,921,952)	-	(8,846,984)
Dividend to the trial court to be held in escrow as to dispute with Jie’an		(3,690,814)	-
Payment to noncontrolling interest shareholders in connection with their capital withdrawal	(58,091,018)	-	-
Net cash (used in) provided by financing activities	(22,083,938)	51,579,709	(142,827,560)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(9,826,672)	(7,098,233)	(597,409)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	38,827,640	64,117,669	(63,318,263)

Cash and cash equivalents at beginning of year	144,937,893	80,820,224	144,138,487

Cash and cash equivalents at end of year	183,765,533	144,937,893	80,820,224

Supplemental cash flow information
Cash paid for income taxes	22,210,476	23,348,371	17,652,514
Cash paid for interest expense	84,664	1,526,807	3,150,381
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	4,912,937	6,363,392	3,300,284
Loan receivable offset by accounts payable	5,848,400	-	-

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31,	December 31,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	26,860,803	20,431,948
Diluted EPS - Non GAAP	0.95	0.74
Non-cash employee stock compensation	(7,423,147)	(4,152,226)
Net Income Attributable to the Company	19,437,656	16,279,722
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,428,563	27,111,105

	For the Years Ended
	December 31,	December 31,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	126,764,923	100,149,667
Diluted EPS - Non GAAP	4.52	3.68
Non-cash employee stock compensation	(21,985,616)	(11,106,964)
Net Income Attributable to the Company	104,779,307	89,042,703
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,249,144	26,567,366

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